Exhibit 99.1
For Immediate Release

Contact:
Jiangbo Pharmaceuticals, Inc. Ms. Elsa Sung, CFO Phone: (954) 727-8435 E-mail:elsasung@jiangbo.com http:// www.jiangbopharma.com	CCG Investor Relations, Inc. Mr. Crocker Coulson, President Phone: (646) 213-1915 E-mail: crocker.coulson@ccgir.com http://www.ccgirasia.com

Jiangbo Pharmaceuticals Reports Results for
the Third Quarter of its Fiscal Year 2009

Laiyang, China, May 18, 2009 – Jiangbo Pharmaceuticals, Inc. (OTC Bulletin Board: JGBO) (“Jiangbo” or the “Company”), a U.S. pharmaceutical company with its principal operations in the People's Republic of China, today announced its financial results for the third quarter ended March 31, 2009 of its fiscal year 2009.

Third Quarter of Fiscal Year 2009 Highlights

•	Total revenue, which reflects newly associated expense restructuring, was $25.7 million, compared to $28.1 million in the corresponding quarter of 2008.
•	Gross profit was $18.9 million, compared to $21.8 million in the corresponding quarter of 2008, and gross margin was 73.4% compared to 77.4% in the corresponding quarter of 2008.
•	Operating income was $13.3 million, a 53.6% increase from $8.7 million for the three months ended March 31, 2008.
•	Net income was $8.9 million, or $0.44 per fully diluted share, up from $4.5 million, or $0.46 per fully diluted share, for the three months ended March 31, 2008.
•
Non-GAAP adjusted net income was $10.0 million, or $0.97 per weighted average share for the three months ended March 31, 2009, up 66.5% from non-GAAP adjusted net income of $6.0 million, or $0.61 per fully diluted share, for the quarter ended March 31, 2008.

•
Acquired Shandong Hongrui Pharmaceutical Factory (“Hongrui”). for approximately $11.2 million consisting of RMB58.6 million in cash (approximately $8.6 million) and 643,651 shares of Jiangbo’s common stock amounting to approximately $2.6 million..

•	Obtained the legal rights to manufacture and distribute Hongrui’s 22 Traditional Chinese Medicines.
•	Restructured its sales network to distribute products through 28 large regional distributors.
•	Changed the corporate name from Genesis Pharmaceuticals Enterprises, Inc. to “Jiangbo Pharmaceuticals, Inc.” and its stock symbol from “GNPH” to “JGBO”.
•	Launched a new website: http://www.jiangbopharma.com/

“Jiangbo had strong financial performance in the third quarter of our fiscal year 2009. Significant increases in sales of Radix Isatidis Dispersible Tablets and Baobaole Chewable Tablets, both of which are Traditional Chinese Medicines, contributed to revenue and operating income growth,” said Mr. Wubo Cao, Chairman and Chief Executive Officer of Jiangbo.

Third Quarter of Fiscal Year 2009 Results

Total revenue for the three months ended March 31, 2009 was $25.7 million, compared to $28.1 million for the three months ended March 31, 2008.

In January 2009, Jiangbo restructured its distribution and sales system to concentrate on using 28 large independent regional distributors. The independent distributors agreed to take on higher direct marketing and sales expenses if they received lower unit prices for the Company’s products. The Company lowered its per unit prices for its three major products to the independent distributors. Jiangbo’s new strategy is to use independent distributors for the distribution and sale of its three major products in order to gain access to their knowledge of and  access to specific local markets.

The Company lowered the  unit prices charged to independent distributors by an average of 26.0% for Clarithromycin Sustained-released tablets, Itopride Hydrochloride granules and Baobaole chewable tablets. The decrease in revenue from lower prices for these three major products was partially offset by an increase in sales revenue from Radix Isatidis Dispersible tablets, a new product launched in December 2008, and other Traditional Chinese Medicines acquired from Hongrui in January 2009.

Sales volume for Clarithromycin Sustained-released tablets and Baobaole chewable tables was higher in the three months ended March 31, 2009 than in the three months ended March 31, 2008. Clarithromycin Sustained-released tablets, Itopride hydrochloride granules and Baobaole chewable accounted for approximately 88.6 % of the total revenue in the three months ended March 31, 2009. Sales volume for Radix Isatidis Dispersible tablets grew throughout the three months ended March 31, 2009.

Gross profit in the third quarter of fiscal year 2009 was $18.9 million, compared to $21.8 million in the prior year’s corresponding period. Gross margin was 73.4% compared to 77.4% due to the impact of lower unit sale prices for the Company’s three major products.

Research and development costs were $1.1 million for the three months ended March 31, 2009, compared to $1.0 million for the three months ended March 31, 2008.

Selling, general and administrative expenses were $4.5 million for the three months ended March 31, 2009, a decrease of 63.1% from $12.1 million in the three months ended March 31, 2008. Salaries, wages and related benefits decreased by 73.1% from $7.5 million for the three months ended March 31, 2008 to $2.0 million for the three months ended March 31, 2009 primarily due to the significant decrease in commissions paid to the Company’s sales representatives. Overall sales commissions declined as a result of cost savings associated with the increased use of 28 independent distributors.

Income from operations was $13.3 million for the three months ended March 31, 2009, a 53.6% increase from $8.7 million for the three months ended March 31, 2008.

Other expense, comprised primarily of interest earned, interest owed and amortized debt discount, was $1.1 million compared to $2.0 million for the three months ended March 31, 2008.

Net income for the three months ended March 31, 2009 was $8.9 million, $0.44 diluted earnings per share, compared to $4.5 million, and $0.46 diluted earnings per share, for the three months ended March 31, 2008.

Excluding a loss from discontinued operations of $103,008, a gain on trading securities of $204,134, and amortization of debt discount and issuance costs related to convertible debentures of $1.2 million, non-GAAP adjusted net income for the three months ended March 31, 2008 was $10.0 million, $0.97 per share, compared to adjusted net income of $6.0 million, $0.61, for the three months ended March 31, 2008.

Nine Month Operating Highlights

Total revenue for the nine month period ended March 31, 2009 was $86.2 million, up 21.0% from $71.3 million for the nine month period ended March 31, 2008.

Gross profit for the nine month period ended March 31, 2009 totaled $66.5 million, up 24.2% from $53.5 million for the nine month period ended March 31, 2008. Gross profit margin was 77.1% for the nine month period ended March 31, 2009, compared to 75.1% for the corresponding period in 2008.

Operating income for the nine month period ended March 31, 2009 totaled $32.1 million, a 45.3% increase from $22.1 million in the corresponding period in 2008. The Company’s operating margin increased to 37.2% from 31.0% compared to the same period in 2008, as result of the Company’s continuing efforts to reduce its expenses and control its costs.

Net income for the nine month period ended March 31, 2009 was $17.4 million, $1.27 diluted earnings per share, compared to $12.9 million, $1.14 diluted earnings per share, for the corresponding period in 2008. Total shares outstanding as of May 14, 2009 were 10,351,448.

Excluding a loss from discontinued operations of $1.7 million, a loss on trading securities of $1.3 million, and amortization of debt discount and issuance costs related to convertible debentures of $3.2 million, non-GAAP adjusted net income for the nine month period ended March 31, 2008 was $23.5 million, $2.37 per share, compared to adjusted net income of $14.8 million, $2.28 per share, for the nine month period ended March 31, 2008.

Financial Condition

As of March 31, 2009, the Company had $86.1 million in cash and restricted cash. Working capital was $85.6 million, up from $72.5 million as of June 30, 2008. Current liabilities were $27.4 million and convertible debt, net of $29.8 million discount, was $5.0 million. Shareholders’ equity was $113.9 million, compared to $95.5 million as of June 30, 2008.

The Company generated $41.1 million in cash flow from operating activities in the first nine months of its fiscal year 2009, compared to $17.7 million for the first nine months of its fiscal year 2008. The Company believes that its strong cash position will sustain its future working capital needs and successfully implement its growth strategies which include the expansion of manufacturing facilities.

Recent Events

On April 23, 2009, the Company announced that it changed its corporate name from “Genesis Pharmaceuticals Enterprises, Inc.” to “Jiangbo Pharmaceuticals, Inc.” to align the name of the public company with the name of its products. Management wants to associate the brand name “Jiangbo” with the Company while it continues to develop its brand and corporate image, and expands its product line.

Jiangbo’s stock started trading on the Over the Counter Bulletin Board under ticker symbol "JGBO" on May 12, 2009. The Company's shares ceased trading under the ticker symbol "GNPH" at the close of business on May 11, 2009. The Company's shares are identified under a new CUSIP Number: 47737 R 10 1. The Company still plans to apply to list its common stock on  a senior U.S. stock exchange.

In April, the Company announced that it began marketing and selling three Traditional Chinese Medicines. They are Yi Mu Cao Gao (a motherwort herb electuary sticky syrup), Gan Mao Zhi Ke Ke Li (an antipyretic and antitussive granule), and Kang Gu Sui Yan Pian (an osteomyelitis treatment tablet). In April, Jiangbo started to produce Laiyang Pear Cough Syrup and New Compound Foliumisatidis Tablets. Laiyang Pear Cough Syrup helps relieve coughs arising from colds and other illnesses. Market feedback has shown that children like its fresh pear taste. New Compound Foliumisatidis Tablets address influenza symptoms and includes both western chemical ingredients and traditional Chinese herbs.

Sales of these five products are expected to be $2.0 million in the Company’s fiscal year 2009, which ends on June 30, 2009, and an estimated $8.0 million in fiscal year 2010.

Business Outlook and Guidance

In April, the Company reaffirmed operating income guidance of $40 to $43 million for its fiscal year ending June 30, 2009, and adjusted its revenue guidance for its fiscal year ending June 30, 2009 from a range of $122 million to $130 million to a range of $111 million to $116 million. This adjustment to revenue guidance was mainly because of the Company’s charging lower unit prices to the 28 independent distributors which sell and distribute the Company’s three major products. The Company expects to meet or exceed its fiscal year 2009 guidance.

On April 6, 2009, China unveiled its “Guideline of Deepening the Reform of Health Care System” (“Guideline”), a blueprint for health care over the next decade. By 2020, the world's most populous nation plans to have a basic health care system that can provide "safe, effective, convenient and affordable" health services to urban and rural residents. The State Council announced an investment of 850 billion Yuan (US $124 billion) to implement the health care reform plan in China.

 “We believe that the Chinese government’s planned reforms for China’s heathcare system will increase demand for Jiangbo’s products because a number of Jiangbo products are used to treat common and widespread illnesses. “Several of our products should be good candidates for inclusion on provincial and the national drug lists, which are used to stock clinics and hospitals.  We look forward to working with the government’s planned programs to help meet the needs of an increasing number of China’s consumers.” concluded Mr. Cao.

Conference Call

Jiangbo Pharmaceuticals, Inc. management will host a conference call at 9:30a.m. Eastern Time on Tuesday, May 19, 2009 to discuss financial results for the quarter ended March 31, 2009. Mr. Wubo Cao, Chairman and CEO, Mr. Haibo Xu, COO and Ms. Elsa Sung, CFO, of Jiangbo will be present for the conference call. To participate in this live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time of 9:30 a.m. Eastern Time on Tuesday, May 19, 2009: (888) 481-7939. International callers should call (617) 847-8707. The Conference Passcode is 564 145 01. Replay of the conference call will be available from Tuesday, May 19, 2009 at 11:30 a.m. Eastern for 14 days. To access the replay, call (888) 286-8010. International callers should call (617) 801-6888. The Conference Passcode is: 547 268 69.

Use of Non-GAAP Financial Information

This press release includes certain financial information, adjusted net income and adjusted fully diluted earnings per share, which are not presented in accordance with GAAP. Adjusted net income was derived by taking net income and adjusting it with  a loss from discontinued operations, unrealized losses on trading securities and non-cash amortization of debt discount and debt issuance costs related to convertible securities. The Company's management believes that these non-GAAP measures provide investors with a better understanding of the Company’s historical results from its core business operations. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, which is adjusted net income and adjusted earnings per share, excluding the impact of these items in this release. The non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information provided by the Company may also differ from non-GAAP information provided by other companies.  A table below provides a reconciliation of the non-GAAP financial information to the nearest GAAP measure.

About Jiangbo Pharmaceuticals, Inc.

Jiangbo Pharmaceuticals, Inc. is a U.S. public company engaged in the research, development, production, marketing and sales of pharmaceutical products in the People's Republic of China. Its operations are located in Eastern China in an Economic Development Zone in Laiyang City, Shandong province. Jiangbo is a major pharmaceutical company in China producing both western and Chinese herbal-based medical drugs in tablet, capsule, granule, syrup and electuary (sticky syrup) form. http://www.jiangbopharma.com

Safe Harbor Statement

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to introduce, manufacture and distribute new drugs. Actual results may differ materially from predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company’s ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

– Financial Statements Follow –

JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
(FORMERLY GENESIS PHARMACEUTICALS ENTERPRISES, INC.)
CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
(UNAUDITED)
	For the Three Months Ended		For the Nine Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

REVENUES:
Sales	$25,725,837	$26,231,191	$85,991,330	$66,648,051
Sales- related parties	-	1,869,092	243,943	4,611,849
TOTAL REVENUE	25,725,837	28,100,283	86,235,273	71,259,900

Cost of sales	6,853,810	5,896,113	19,705,020	16,626,461
Cost of sales -related parties	-	441,709	54,500	1,117,918
COST OF SALES	6,853,810	6,337,822	19,759,520	17,744,379

GROSS PROFIT	18,872,027	21,762,461	66,475,753	53,515,521

RESEARCH AND DEVELOPMENT EXPENSE	1,098,675	967,930	3,295,125	2,170,240

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,477,356	12,136,164	31,111,752	29,269,330

INCOME FROM OPERATIONS	13,295,996	8,658,367	32,068,876	22,075,951

OTHER (INCOME) EXPENSE:
Other (income) expense, net	(281,570)	1,244,892	1,062,959	1,217,385
Other (income)-related parties	(76,552)	(27,415)	(313,276)	(80,851)
Non-operating (income) expense	150,466	(529)	(471)	(232)
Interest expense, net	1,241,843	526,509	4,143,968	925,993
Loss from discontinued operations	103,008	228,812	1,693,830	341,743
OTHER EXPENSE , NET	1,137,195	1,972,269	6,587,010	2,404,038

INCOME BEFORE PROVISION FOR INCOME TAXES	12,158,801	6,686,098	25,481,866	19,671,913

PROVISION FOR INCOME TAXES	3,302,953	2,211,265	8,093,320	6,808,625

NET INCOME	$8,855,848	$4,474,833	$17,388,546	$12,863,288

OTHER COMPREHENSIVE INCOME:
Unrealized holding (loss) gain	$(200,025)	$(270,351)	$(2,147,642)	$1,347,852
Foreign currency translation adjustment	(201,173)	1,960,948	378,284	3,428,779

COMPREHENSIVE INCOME	$8,454,650	$6,165,430	$15,619,188	$17,639,919

BASIC WEIGHTED AVERAGE NUMBER OF SHARES	10,277,762	9,740,129	9,937,190	6,507,435

BASIC EARNINGS PER SHARE	$0.86	$0.46	$1.75	$1.98

DILUTED WEIGHTED AVERAGE NUMBER OF SHARES	10,907,231	9,740,129	10,599,615	7,081,791

DILUTED EARNINGS PER SHARE	$0.44	$0.46	$1.27	$1.14

The accompanying notes are an integral part of these consolidated financial statements.

JIANGBO PHARMACEUTICALS, INC. AND SUBSIDIARIES
(FORMERLY GENESIS PHARMACEUTICALS ENTERPRISES, INC.)
CONSOLIDATED BALANCE SHEETS

A S S E T S
	March 31,	June 30,
	2009	2008
	(Unaudited)

CURRENT ASSETS:
Cash	$82,338,527	$48,195,798
Restricted cash	3,713,775	7,839,785
Investments	672,682	2,055,241
Accounts receivable, net of allowance for doubtful accounts of
$ 525,268 and $155,662, respectively	21,688,723	24,312,077
Accounts receivable - related parties	187,766	673,808
Inventories	3,863,947	3,906,174
Other receivables	81,784	152,469
Other receivables-related parties	317,412	-
Advances to suppliers and other assets	130,088	1,718,504
Total current assets	112,994,704	88,853,856

PLANT AND EQUIPMENT, net	14,162,421	11,225,844

OTHER ASSETS:
Restricted investments	400,050	2,481,413
Financing costs, net	1,406,717	1,916,944
Intangible assets, net	17,404,557	9,916,801
Total other assets	19,211,324	14,315,158

Total assets	$146,368,449	$114,394,858

L I A B I L I T I E S A N D S H A R E H O L D E R S' E Q U I T Y

CURRENT LIABILITIES:
Accounts payable	$5,523,666	$2,341,812
Short term bank loans	2,197,500	2,772,100
Notes payable	3,713,775	5,843,295
Other payables	4,074,203	3,671,703
Customer deposit	4,102,000	-
Other payables - related parties	176,666	324,972
Accrued liabilities	754,315	173,604
Liabilities assumed from reorganization	1,613,935	1,084,427
Taxes payable	5,276,690	166,433
Total current liabilities	27,432,750	16,378,346

CONVERTIBLE DEBT, net of discount $29,820,431 and $32,499,957
as of March 31, 2009 and June 30, 2008, respectively	5,019,569	2,500,043

Total liabilities	32,452,319	18,878,389

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock Series ($0.001 par value; 20,000,000
shares authorized; none issue, or outstanding )	-	-
Common stock ($0.001 par value, 22,500,000 and 15,000,000 shares authorized, respectively; 10,435,099 and 9,767,844 shares issued
and outstanding, respectively)	10,436	9,770
Paid-in-capital	76,168,319	45,554,513
Capital contribution receivable	(27,845,000)	(11,000)
Retained earnings	56,390,950	39,008,403
Statutory reserves	3,253,878	3,253,878
Accumulated other comprehensive income	5,931,547	7,700,905
Total shareholders' equity	113,916,130	95,516,469
Total liabilities and shareholders' equity	$146,368,449	$114,394,858

The accompanying notes are an integral part of these consolidated financial statements.

JIANGBO PHARMACEUTICALS, INC.  AND SUBSIDIARIES
(FORMERLY GENESIS PHARMACEUTICALS ENTERPRISES, INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
	March 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$17,388,546	$12,863,288
Loss from discontinued operations	1,693,830	341,743
Income from continuing operations	19,082,376	13,205,031
Adjustments to reconcile net income to cash, net of acquisition provided by (used in) operating activities:
Depreciation	464,094	375,456
Amortization of intangible assets	371,925	113,578
Amortization of deferred debt issuance costs	510,227	47,583
Amortization of debt discount	2,679,526	671,296
Bad debt expense	368,840	(112,459)
Gain on sale of marketable securities	(106,865)	19,819
Unrealized loss (gain) on trading securities	1,255,522	1,150,516
Other non-cash settlement	(20,000)	-
Stock-based compensation	43,340	28,750
Changes in operating assets and liabilities
Accounts receivable	2,353,566	(7,246,740)
Accounts receivable - related parties	488,646	(1,403,383)
Notes receivables	-	59,790
Inventories	205,471	27,542
Other receivables	63,170	(254,886)
Other receivables- related parties	(317,303)	(81,384)
Advances to suppliers and other assets	1,602,693	(391,526)
Accounts payable	3,171,180	1,159,105
Accrued liabilities	682,145	301,290
Other payables	194,283	2,146,659
Other payables - related parties	(58,580)	(962,509)
Customer deposit	4,100,600	-
Liabilities assumed from reorganization	(1,164,323)	(1,162,133)
Taxes payable	5,107,831	10,006,057
Net cash provided by operating activities	41,078,364	17,697,452

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash used in acquisition	(8,581,970)	-
Proceeds from sale of marketable securities	167,623	605,882
Prepayment for land use right	-	(8,246,830)
Cash receipt from reverse acquisition	-	534,950
Purchase of equipment	(130,814)	(401,302)
Net cash used in investing activities	(8,545,161)	(7,507,300)

CASH FLOWS FINANCING ACTIVITIES:
Restricted cash	4,149,305	(5,361,849)
Proceeds from sale of common stock and options exercised	-	337,500
Proceeds from sale of treasury stock	-	1,977
Proceed from convertible debt	-	5,000,000
Payments on debt issuance costs	-	(354,408)
Payments for dividend	-	(10,520,000)
Proceeds from bank loans	2,196,750	3,255,360
Payments for bank loans	(2,782,550)	(5,425,600)
Proceed from officers	-	27,128
Proceeds from notes payable	7,009,097	10,729,040
Principal payments on notes payable	(9,161,912)	(5,367,191)
Net cash provided (used) in financing activities	1,410,690	(7,678,043)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	198,836	1,324,727

INCREASE (DECREASE) IN CASH	34,142,729	3,836,836

CASH, beginning of the period	48,195,798	17,737,208

CASH, end of the period	$82,338,527	$21,574,044

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$1,130,837	$331,431
Income taxes paid	$4,883,039	$3,615,867
Non-cash investing and financing activities:
Common stock issued to acquire Hongrui	$2,597,132

The accompanying notes are an integral part of these consolidated financial statements.

GENESIS PHARMACEUTICALS ENTERPRISES, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP NET INCOME

	For Three Months Ended		For Nine Months Ended
	March 31	March 31,	March 31	March 31
	2009	2008	2009	2008

Net Income	8,855,848	4,474,833	17,388,546	12,863,288
Loss from discontinued operations	103,008	228,812	1,693,830	341,743
Unrealized loss (gain) on trading securities, net	(204,134)	1,159,409	1,255,522	1,150,516
Amortization of debt discount and debt issuance costs related to convertible debentures	1,203,365	118,149	3,189,752	481,589

Adjusted Net Income	9,958,087	5,981,203	23,527,650	14,837,136

Basic Weight Average Number of Shares	10,277,762	9,740,129	9,937,189	6,507,435

Adjusted Earnings Per Weighted Average Number of Shares	$0.97	$0.61	$2.37	$2.28

* Excluding loss from disontinued operations and non-cash charges during the periods

		66.49%